Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-233119) on Form S-3 of American Honda Finance Corporation (the Company) of our report dated June 23, 2022, with respect to the consolidated financial statements of American Honda Finance Corporation.
As discussed in Note 1 to the financial statements, the company has changed its method of accounting for the recognition and measurement of credit losses as of April 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.
/s/ KPMG LLP
Los Angeles, California
June 23, 2022